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SALOMON SMITH BARNEY
390 GREENWICH STREET
NEW YORK, NEW YORK 10013

                                TEKTRONIX, INC.
               OFFER TO PURCHASE FOR CASH 7,954,545 SHARES OF ITS
                     COMMON STOCK (INCLUDING THE ASSOCIATED
                        PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $44.00
                         NOR LESS THAN $39.00 PER SHARE
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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 23, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                January 26, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    Tektronix, Inc., an Oregon corporation (the "Company"), has appointed us to act as the Dealer Manager in connection with its offer to purchase for cash 7,954,545 shares of its Common Stock (the "Shares") (including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 16, 1990 between the Company and ChaseMellon Shareholder Services, L.L.C.), at prices, net to the seller in cash, without interest thereon, not greater than $44.00 nor less than $39.00 per Share, specified by its shareholders, upon the terms and subject to the conditions set forth in its Offer to Purchase dated January 26, 2000 and in the related Letter of Transmittal (which, as may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references herein to Shares include the associated Rights.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $44.00 nor less than $39.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price which will allow it to purchase 7,954,545 Shares (or such lesser number of Shares as are properly tendered at prices not greater than $44.00 nor less than $39.00 per Share) pursuant to the Offer. All Shares properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer, including the odd lot and proration terms thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 7,954,545 Shares pursuant to the Offer.

    If, at the Expiration Date, more than 7,954,545 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Holders (as defined in the Offer to Purchase) who properly tender all of their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.
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    For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase dated January 26, 2000;

        2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        3. Letter dated January 26, 2000 from the Chairman of the Board, to shareholders of the Company;

        4. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

        5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis; and

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 23, 2000, UNLESS THE OFFER IS EXTENDED.

    No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent and the Depositary, as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary with either a certificate or certificates representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary; or complete the procedures for book-entry transfer prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to Salomon Smith Barney or to the Information Agent, ChaseMellon Consulting Services, L.L.C., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from ChaseMellon Consulting Services, L.L.C., telephone: (212) 273-8093.

                                          Very truly yours,
                                          SALOMON SMITH BARNEY

Enclosures
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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
   ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.